Signature Notes (a registered service mark of)
John Hancock

$2,400,000,000

Medium-Term Notes

For the Period: 4/3/2006 to 4/10/2006

  Coupon     Interest   Maturity    Callable    Survivor's     Price(1) Yield(2)   Moody's   S&P       CUSIP
                                                  Option
  FLT (a)   Monthly(+)   4/15/09       NO          YES(ss)      100.00     FLT       Aa3     AA+     41013NK98
  FLT (b)   Monthly(+)   4/15/11       NO          YES(ss)      100.00     FLT       Aa3     AA+     41013NL22
  5.250%    Monthly(+)   4/15/12   4/15/08(++)     YES(ss)      100.00   5.308%      Aa3     AA+     41013NL30
  FLT (c)   Monthly(+)   4/15/16       NO          YES(ss)      100.00     FLT       Aa3     AA+     41013NL48
  5.750%    Monthly(+)   4/15/31   4/15/11(++)     YES(ss)      100.00   5.819%      Aa3     AA+     41013NL55

Settlement Date - Thursday, April 13, 2006
Pricing Supplement as of Monday, April 10, 2006

(+) First Payment date 5/15/2006

(ss) The limit for any individual deceased owner or beneficial interest is $200,000 annually. Limit in aggregate is 1% of outstanding principal amount of FreddieNotes as of the end of the most recent fiscal year. For complete details, see the offering circular.

(a) 12-month percent change in CPI-U + 182 bps, reset monthly, but in no case less than 0%. The initial coupon rate is 5.42%. (Feb. CPI-U 3.60% + Spread 1.82%)
(b) 12-month percent change in CPI-U + 205 bps, reset monthly, but in no case less than 0%. The initial coupon rate is 5.65%. (Feb. CPI-U 3.60% + Spread 2.05%)
(c) 12-month percent change in CPI-U + 225 bps, reset monthly, but in no case less than 0%. The initial coupon rate is 5.85%. (Feb. CPI-U 3.60% + Spread 2.25%)

(++) Callable One Time Only at 100% on the call date above with 30 days notice.

(1)Prices are quoted as a percentage of par.
(2)Yields are quoted on a semi-annual bond equivalent yield basis. All offerings are subject to delivery of the prospectus and the offering circular supplements.

John Hancock Life Insurance Company has filed a registration statement (including prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the other documents John Hancock Life Insurance Company and Manulife Financial Corporation have filed with the SEC for more complete information about John Hancock Life Insurance Company and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, John Hancock Life Insurance Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (866) 658-3267.

LaSalle Direct Access Notes are sold only by the prospectus or offering circular and related supplement of the individual issuer. To view a prospectus or offering circular, please click the related link(s) above. An investor should read the prospectus or offering circular and related supplement carefully before investing or sending money. This is neither an offer to sell nor the solicitation of an offer to buy any financial instrument.

How to invest in SignatureNotes(R)
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Click here to view the current prospectus and related supplement.
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Under no circumstances  shall this information  constitute an offer to sell, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.